                    PROSPECTUS SUPPLEMENT DATED JULY 21, 2000
                       (TO PROSPECTUS DATED MAY 12, 2000)

                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                   Commission File No. 333-36034


                                 170,000 SHARES

                                 CISCO SYSTEMS

                                  COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated May 12, 2000 (the "Prospectus") of Cisco Systems, Inc. ("Cisco" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 170,000 shares of Cisco's Common Stock, par value $0.001 per share (the "Common Stock"), who received such shares in connection with the acquisition by statutory merger of Compatible Systems Corporation. ("Compatible"), by and through a merger of Compatible with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                               SELLING SHAREHOLDER

     Recently Matthew L. McConnell transferred 170,000 shares of Common Stock to Left Hand Foundation, which transferee was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Left Hand Foundation as a Selling Shareholder.

                                         Number of                           Number of
                                           Shares          Percent of          Shares
                                        Beneficially      Outstanding      Registered for
Name of Selling Shareholder               Owned(1)           Shares        Sale Hereby(1)
---------------------------             ------------      -----------      --------------
Left Hand Foundation                      170,000              *              170,000

---------------------------
* Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.